Exhibit 99.1
GAYLORD ENTERTAINMENT CO. REPORTS FOURTH QUARTER
AND FULL-YEAR 2008 RESULTS
NASHVILLE, Tenn. (February 10, 2009) – Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the fourth quarter and full year ended December 31, 2008.
“In the face of such an exceptionally difficult economic environment, it’s a testament to our STARS, our focus on customer service and our business model that GET performed as well as it did in the fourth quarter and fiscal year,” said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment.
Highlights from the fourth quarter and full year ended December 31, 2008 include:
•	Consolidated revenue increased 19.9 percent to $250.6 million in the fourth quarter of 2008 from $209.1 million in the same period last year. For the full year 2008, consolidated revenue increased 24.5 percent to $930.9 million.

•	Income from continuing operations was $9.4 million, or $0.23 per share, in the fourth quarter of 2008 compared to income from continuing operations of $5.5 million, or $0.13 per share, in the prior-year quarter. For the full year 2008, income from continuing operations was $4.6 million, or $0.11 per share, compared to income from continuing operations of $102.0 million in the full year 2007, or $2.49 per share. Income from continuing operations in the fourth quarter of 2008 included a $19.9 million pre-tax gain on the repurchase of $45.8 million in aggregate principal amount of the Company’s outstanding Senior Notes, a $4.7 million impairment charge related to the termination of the Chula Vista project and a $2.5 million impairment charge associated with the write-off of Gaylord’s investment in Waipouli Holdings, LLC. Income from continuing operations in 2008 included a $12.0 million impairment charge related to the termination of the La Cantera acquisition. Income from continuing operations in 2007 included a $140.3 million gain on the sale of the Company’s interest in Bass Pro Group, LLC.

•	Adjusted EBITDA[1] was $38.4 million in the fourth quarter of 2008 compared to $30.2 million in the prior-year quarter. For the full year 2008, Adjusted EBITDA was $147.2 million compared to $120.5 million in the prior year.

•	Consolidated Cash Flow[2] (“CCF”) increased 19.5 percent to $48.4 million in the fourth quarter of 2008 compared to $40.5 million in the same period last year. CCF for the full year 2008 increased by 30.7 percent from 2007 to $198.0 million.

•	Corporate and Other CCF improved 18.4 percent for the fourth quarter of 2008 and 3.2 percent for the full year 2008 compared to the prior year periods.

•	Hospitality segment total revenue increased 23.7 percent to $232.9 million in the fourth quarter of 2008 compared to $188.4 million in the prior-year quarter, and same-store hospitality revenue decreased 3.8 percent to $181.3 million. Hospitality revenue for the full year 2008 increased 26.7 percent to $848.3 million, and same-store hospitality revenue increased 1.4 percent to $679.1 million. Gaylord Hotels full-year CCF increased 25.5 percent to $229.9 million, and full-year same-store CCF increased 7.4 percent to $196.8 million.

•	Gaylord Hotels revenue per available room[3] (“RevPAR”) and total revenue per available room[4] (“Total RevPAR”) decreased 8.0 percent and 8.9 percent, respectively, in the fourth quarter of 2008 compared to the fourth quarter of 2007. For the full year 2008, Gaylord Hotels’ RevPAR and Total RevPAR decreased 1.1 percent and 0.6 percent, respectively, compared to 2007.
Results for the fourth quarter and full year 2008 can be attributed primarily to the inclusion of the results of the Gaylord National Resort and Convention Center, which opened in April 2008, but were offset by lower revenues at the Company’s same-store hotels due to a deteriorating economy.
Reed continued, “This quarter caps a successful year for our brand. Most notably, we opened and are now receiving the benefits from the much-anticipated Gaylord National, which opened with more than 1.4 million room nights on the books. We have great confidence that this property will perform well for years to come.
“As we head into 2009, we understand that no business model is immune to the unprecedented market forces affecting the hospitality industry. Because of this, during 2008 we took several steps to ensure that our business will emerge from the current downturn in a strong state. We implemented numerous cost controls in operations that led to increased cash flow margins for our same-store hospitality operations and we made several changes to our corporate cost controls, the benefits of which can be seen in our fourth quarter results. Our cost control efforts resulted in corporate CCF improving approximately 18 percent in the fourth quarter compared to the fourth quarter of 2007. We also addressed the balance sheet, extending the maturity date of our $1 billion credit facility at favorable rates and reducing our debt by repurchasing $45.8 million of our Senior Notes at attractive prices.
“It is important to make clear that we remain cautious about how the market will play out in 2009, especially during the first quarter. As a result, we will continue efforts to reduce costs and aggressively manage our balance sheet with an eye toward conserving capital.”
Segment Operating Results
Hospitality
Key components of the Company’s hospitality segment performance in the fourth quarter and full year 2008 include:
•	Same-store RevPAR for the quarter decreased 6.4 percent compared to the prior-year quarter, driven primarily by a decrease in occupancy. Same-store Total RevPAR decreased 5.8 percent compared to the prior-year quarter, driven by the decline in occupancy and a decrease in food and beverage spending. Same-store RevPAR for the full year decreased 1.4 percent driven by a decrease in occupancy, which offset a 2.6 percent increase in Average Daily Rate (“ADR”). Same-store Total RevPAR decreased 0.8 percent compared to the prior year, as a result of the decline in occupancy and a decrease in food and beverage revenue which was partially offset by increases in attrition and cancellation fees.

•	Gaylord National generated RevPAR and Total RevPAR of $112.11 and $281.44 respectively in the fourth quarter of 2008. For the full year 2008, the National achieved RevPAR of $124.84 and Total RevPAR of $309.09.

•	Same-store CCF decreased 3.8 percent to $49.6 million for the quarter compared to the prior-year quarter. Same-store CCF for the year increased 7.4 percent compared to 2007 due to the Company’s continued focus on effective expense management and increased attrition and cancellation fees. Same-store CCF margin was flat compared to the fourth quarter of 2007 at 27.4 percent. Same-store CCF margin for the year increased 160 basis points to 29.0 percent compared to 27.4 percent in 2007. Gaylord National generated CCF of $8.4 million in the fourth quarter and $33.1 million for the full year 2008. (Gaylord National was fully operational as of April 2, 2008.)

•	Gaylord Hotels same-store net definite bookings for all future years decreased 52.2 percent to 263,397 room nights booked in the fourth quarter of 2008 compared to the same period in 2007. During the quarter, meeting planners deferred booking decisions for future periods and Gaylord Hotels continued to experience elevated levels of attrition and cancellation. Same-store attrition for the fourth quarter was 14.1 percent compared to 9.7 percent for the same period in 2007. Gaylord National net definite bookings for all future years declined 30.6 percent to 138,359 room nights booked in the fourth quarter of 2008 compared to the same period last year. Attrition in the fourth quarter at Gaylord National was 13.3 percent. For the full year 2008, all Gaylord Hotel properties booked 1,622,880 room nights for future periods, compared to 1,973,835 room nights in 2007. Room night production in 2008 reflects approximately 200,000 room nights related to the proposed hotel expansions.
Reed continued, “For the fourth quarter and the full year, as expected, Gaylord Hotels RevPAR and Total RevPAR experienced modest declines as some of our clients reduced spending. Despite acceleration in these trends as the fourth quarter ended, our hotels performed well. In fact, according to our data, we believe that we rank first versus our competitive set for Total RevPAR for the full-year 2008, underscoring the value and strength of our brand, quality of our service and the draw of the unique amenities and outside-the-room offerings we provide.”
At the property level, Gaylord Opryland generated revenue of $86.4 million in the fourth quarter of 2008, a slight decrease compared to the prior-year quarter. Full-year 2008 revenue of $296.7 million represented a 3.7 percent increase compared to 2007. Fourth quarter RevPAR decreased 7.1 percent to $125.61 compared to $135.16 in the same period last year, driven by a 6.5 percentage point decline in occupancy as a result of lower group volume, which offset an increase in transient business. Total RevPAR decreased 5.6 percent to $326.12 in the fourth quarter of 2008 compared to $345.50 in the prior-year quarter. For the full year 2008, RevPAR and Total RevPAR decreased 1.9 percent and 0.8 percent to $119.32 and $282.90, respectively. A 4.3 percentage point decrease in occupancy offset a 3.8 percent increase in ADR for the year. CCF increased 1.7 percent to $24.0 million for the fourth quarter, versus $23.6 million in the year-ago quarter. For the quarter, CCF margin increased 70 basis points over the prior-year quarter to 27.8 percent. Full-year 2008 CCF increased 17.8 percent due to increased revenue from food and beverage spending and collections of attrition and cancellation fees along with efficiency and cost control measures. Full-year 2007 CCF also includes a $2.9 million charge related to the termination of a tenant lease at Opryland. Full-year CCF margin was 28.6 percent, a 350 basis point increase over 2007. The Opryland room renovation was completed in February 2008 and therefore did not affect availability during the fourth quarter. Operating statistics reflect 5,171 room nights out of available inventory for the full year 2008, 12,712 room nights out of available inventory for the fourth quarter of 2007 and 48,752 room nights out of available inventory during the full year 2007.

Gaylord Palms posted revenue of $43.0 million in the fourth quarter of 2008, a 7.5 percent decrease compared to $46.5 million in the prior-year quarter. Occupancy for the quarter was relatively flat to the prior-year quarter due to an increase in transient business that offset a decline in group volume. Full-year 2008 revenue of $180.8 million represented a slight decrease compared to $181.8 million in 2007. Fourth quarter RevPAR decreased 7.2 percent to $120.05 compared to $129.35 in the same quarter last year, largely driven by a 5.2 percent decrease in ADR. Total RevPAR decreased 8.1 percent to $330.43, based on the lower ADR and a decrease in food and beverage revenue due to lower group spending. For the full year, RevPAR decreased 1.1 percent to $137.71 and Total RevPAR decreased 1.0 percent to $350.75. In the fourth quarter, CCF decreased to $10.8 million compared to $11.8 million in the prior-year quarter, resulting in a CCF margin of 25.2 percent, a 20 basis point decrease compared to the prior-year quarter. For the full year, CCF decreased slightly to $52.6 million compared to $52.8 million in 2007. CCF margin for the year increased 10 basis points to 29.1 percent.
Gaylord Texan revenue was $49.6 million in the fourth quarter of 2008, a decrease of 5.0 percent from $52.2 million in the prior-year quarter, largely driven by a 5.3 percentage point decline in occupancy and the resulting decrease in room and food and beverage revenue. For the full year, revenue decreased slightly to $192.7 million from $192.8 million in 2007. RevPAR in the fourth quarter decreased 6.0 percent to $119.87 due to the decline in occupancy, which offset a 1.6 percent increase in ADR. Total RevPAR decreased 5.0 percent to $356.66 compared to $375.60 in the prior-year quarter. For the year, RevPAR decreased slightly to $128.77 from $129.55 in 2007. Total RevPAR for the full year decreased slightly to $348.46 compared to $349.54 in 2007. CCF decreased 9.5 percent to $13.6 million in the fourth quarter of 2008, versus $15.0 million in the prior-year quarter, resulting in a 27.4 percent CCF margin, a 130 basis point decrease from the prior-year quarter. The decline in CCF was primarily due to a decrease in revenue for the quarter. For the full year, CCF increased 1.5 percent to $56.4 million for a CCF margin of 29.3 percent, a 50 basis point increase compared to the prior year.
Gaylord National generated revenue of $51.7 million in the fourth quarter of 2008 and $169.2 million for the full year. RevPAR was $112.11 in the fourth quarter and $124.84 for the full year 2008. Total RevPAR was $281.44 in the fourth quarter and $309.09 for the full year. CCF was $8.4 million in the fourth quarter of 2008, resulting in a 16.3 percent CCF margin. For the full year, CCF was $33.1 million, with a CCF margin of 19.6 percent. During the quarter, the property contracted an additional 138,359 room nights as compared to 199,632 room nights in the fourth quarter of 2007. As a result of construction delays during the opening of the property, full-year 2008 figures reflect 1,408 room nights out of available inventory.

Development Update
Gaylord Entertainment continues to make progress on the planned resort and convention hotel in Mesa, Arizona.  The project is still in the early stages and specific details of the property and budget have not yet been determined. All plans remain subject to final approval by Gaylord’s board of directors.
Opry and Attractions
Opry and Attractions segment revenue decreased 14.5 percent to $17.7 million in the fourth quarter of 2008, compared to $20.7 million in the year-ago quarter. For the full year, revenue increased to $82.1 million compared to $77.8 million in 2007. The segment’s CCF decreased to $1.7 million in the fourth quarter of 2008 from $2.9 million in the prior-year quarter. Full-year CCF decreased by 12.7 percent to $10.8 million compared to 2007.
Corporate and Other
Corporate and Other operating loss totaled $19.2 million in the fourth quarter of 2008 compared to an operating loss of $16.7 million in the same period last year. The 2008 loss reflects a $4.7 million impairment charge related to the termination of the Chula Vista project. For the full year, the segment reported an operating loss of $71.3 million compared to an operating loss of $56.0 million in the prior year. Corporate and Other CCF in the fourth quarter of 2008 improved 18.4 percent to a loss of $11.3 million compared to a loss of $13.9 million in the same period last year. For the full year, CCF improved 3.2 percent to a loss of $42.8 million compared to a loss of $44.2 million in 2007.
Liquidity
As of December 31, 2008, the Company had long-term debt outstanding, including current portion, of $1,262.9 million and unrestricted and restricted cash of $2.2 million. At the end of the fourth quarter of 2008, $277.5 million of borrowings were undrawn under the Company’s $1.0 billion credit facility, and the lending banks had issued $10.3 million in letters of credit, which left $267.2 million of availability under the credit facility.
During the fourth quarter, Gaylord Entertainment recorded a pretax gain of approximately $20 million (approximately $13 million after tax) as a result of the repurchase of $45.8 million in aggregate principal amount of its outstanding senior notes ($28.5 million of 8 percent senior notes and $17.3 million of 6.75 percent senior notes) for $25.6 million in December 2008. The Company used available cash and borrowings under its revolving credit facility to finance the purchases and will consider additional repurchases of its Senior Notes from time to time depending on market conditions.
Outlook
The following business performance outlook is based on current information as of February 10, 2009. The Company does not expect to update guidance before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.
Reed continued, “We are very proud of the results we produced in 2008: growing revenue in our hospitality segment, expanding our operating margins through a keen eye on cost control and reducing corporate overhead. We recognize 2009 will be a challenging year for our company as well as the overall hospitality industry from a revenue perspective, and as a result, we will continue our focus on cost management. We ended the year in an economic environment that continued to rapidly decelerate and since then, has shown no signs of improvement. Meeting planners are deferring decision making, shrinking the booking window for 2009 and 2010 business. We are redeploying our sales force to focus more of its efforts on 2009 and 2010 to address this change in booking behavior.
“We are adjusting our outlook for 2009 to reflect sales, cancellation and attrition activity that more accurately represents the trends we have seen in recent weeks. We are anticipating Gaylord Hotels same-store RevPAR in the first quarter of 2009 to decline 18 percent – 20 percent and same-store Total RevPAR to decline 17 percent – 19 percent when compared to performance in the first quarter of 2008. For the full year 2009, we are reducing same-store RevPAR and Total RevPAR to a decrease of 9 percent – 12 percent and 9 percent – 12 percent, respectively.
“The business environment has slowed dramatically in recent weeks. We are addressing the revenue challenges with aggressive cost management and thus far have identified approximately $30 – 35 million in cost reductions from our prior guidance which we believe we can implement in 2009 – some of which will be a reduction in corporate expenses and some of which will be realized in our properties. We believe it is prudent to reduce our same-store CCF guidance to $160 – 170 million and our CCF guidance on the Gaylord National to $60 – 70 million. The slowdown in consumer and group spending has also affected our Opry and Attractions segment, and as a result, we are reducing our CCF guidance on this segment to $12 – 13 million. We are adjusting our Corporate and Other CCF guidance for the year from a loss of $49 – 46 million to a loss of $44 – 40 million. As such, we expect total CCF to be in the range of $188 – 213 million.”

	2009 Prior		2009 New

Consolidated Cash Flow
Gaylord Hotels (Same Store)	$185 – 197	Million	$160 – 170	Million
Gaylord National	$65 – 75	Million	$60 – 70	Million
Opry and Attractions	$13 – 14	Million	$12 – 13	Million
Corporate and Other	$(49 – 46	) Million	$(44 – 40	) Million

Totals	$214 – 240	Million	$188 – 213	Million

Gaylord Hotels Same-Store RevPAR	(3)% – 0%		(12)% – (9)%
Gaylord Hotels Same-Store Total RevPAR	(2)% – 0%		(12)% – (9)%
Webcast and Replay
Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made.  These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new hotel facilities, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

[1]	Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is a non-GAAP financial measure which is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as the effect of the changes in fair value of the Viacom and CBS stock we formerly owned and changes in the fair value of the derivative associated with the secured forward exchange contract prior to its maturity in May 2007 and gains on the sale of assets. In accordance with generally accepted accounting principles, the changes in fair value of the Viacom and CBS stock and derivatives were not included in determining our operating income (loss). The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating Adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA to net income is presented in the Supplemental Financial Results contained in this press release.
[2]	As discussed in footnote 1 above, Adjusted EBITDA is used herein as essentially operating income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 8 percent and 6.75 percent senior notes) is a non-GAAP financial measure which also excludes the impact of pre-opening costs, impairment charges, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the termination of certain interest rate swaps and the disposal of certain fixed assets and our investment in Bass Pro, and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income or segment operating income is included as part of the Supplemental Financial Results contained in this press release. CCF Margin is defined as CCF divided by revenue.

[3]	The Company calculates revenue per available room (“RevPAR”) for its hospitality segment by dividing room sales by room nights available to guests for the period.

[4]	The Company calculates total revenue per available room (“Total RevPAR”) by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2008	2007	2008	2007

Revenues	$250,632	$209,064	$930,869	$747,723
Operating expenses:
Operating costs	156,447	126,070	566,366	448,975
Selling, general and administrative (a) (b)	48,590	45,389	178,809	160,699
Impairment charges	7,233	—	19,264	—
Preopening costs	—	7,417	19,190	17,518
Depreciation and amortization	29,946	19,562	109,774	77,349

Operating income	8,416	10,626	37,466	43,182

Interest expense, net of amounts capitalized	(20,024)	(3,023)	(64,069)	(38,536)
Interest income	4,106	467	12,689	3,234
Unrealized gain on Viacom stock and CBS stock	—	—	—	6,358
Unrealized gain on derivatives	—	—	—	3,121
(Loss) income from unconsolidated companies	(453)	(47)	(746)	964
Gain on extinguishment of debt	19,862	—	19,862	—
Other gains and (losses), net (c)	(501)	(367)	453	146,330

Income before provision for income taxes	11,406	7,656	5,655	164,653

Provision for income taxes	1,991	2,137	1,046	62,665

Income from continuing operations	9,415	5,519	4,609	101,988

(Loss) income from discontinued operations, net of taxes	(1,012)	(1,761)	(245)	9,923

Net income	$8,403	$3,758	$4,364	$111,911

Basic net income per share:
Income from continuing operations	$0.23	$0.13	$0.11	$2.49
(Loss) income from discontinued operations, net of taxes	(0.02)	(0.04)	—	0.24

Net income	$0.21	$0.09	$0.11	$2.73

Fully diluted net income per share:
Income from continuing operations	$0.23	$0.13	$0.11	$2.41
(Loss) income from discontinued operations, net of taxes	(0.03)	(0.04)	—	0.24

Net income	$0.20	$0.09	$0.11	$2.65

Weighted average common shares for the period:
Basic	40,882	41,187	40,943	41,010
Fully-diluted	41,081	42,348	41,257	42,293

(a)	Includes non-cash lease expense of $1,530 and $1,557 for the three months ended December 31, 2008 and 2007, respectively, and $6,120 and $6,213 for the twelve months ended December 31, 2008 and 2007, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis.

(b)	Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the twelve months ended December 31, 2007.

(c)	Includes a non-recurring $1,276 gain related to the termination of certain interest rate swaps for the twelve months ended December 31, 2008. Includes a non-recurring $140,313 gain related to the sale of Company’s investment in Bass Pro Group, LLC and a non-recurring $4,437 gain related to the sale of corporate assets for the twelve months ended December 31, 2007.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	Dec. 31,	Dec. 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents — unrestricted	$1,043	$23,592
Cash and cash equivalents — restricted	1,165	1,216
Trade receivables, net	49,114	31,371
Deferred income taxes	6,266	7,689
Other current assets	50,793	30,180
Current assets of discontinued operations	197	797

Total current assets	108,578	94,845

Property and equipment, net of accumulated depreciation	2,227,574	2,196,264
Notes receivable	146,866	—
Intangible assets, net of accumulated amortization	121	174
Goodwill	6,915	6,915
Indefinite lived intangible assets	1,480	1,480
Investments	1,131	4,143
Estimated fair value of derivative assets	6,235	2,043
Long-term deferred financing costs	18,888	14,621
Other long-term assets	42,591	28,019

Total assets	$2,560,379	$2,348,504

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,904	$2,058
Accounts payable and accrued liabilities	168,155	240,827
Estimated fair value of derivative liabilities	1,606	—
Current liabilities of discontinued operations	1,329	2,760

Total current liabilities	172,994	245,645

Long-term debt and capital lease obligations, net of current portion	1,260,997	979,042
Deferred income taxes	62,656	73,662
Estimated fair value of derivative liabilities	28,489	—
Other long-term liabilities	131,578	108,121
Long-term liabilities and minority interest of discontinued operations	446	542
Stockholders’ equity	903,219	941,492

Total liabilities and stockholders’ equity	$2,560,379	$2,348,504

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and
Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow
(“CCF”) reconciliation:

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2008		2007		2008		2007
	$	Margin	$	Margin	$	Margin	$	Margin
Consolidated
Revenue	$250,632	100.0%	$209,064	100.0%	$930,869	100.0%	$747,723	100.0%

Net income	$8,403	3.4%	$3,758	1.8%	$4,364	0.5%	$111,911	15.0%
Loss (income) from discontinued operations, net of taxes	1,012	0.4%	1,761	0.8%	245	0.0%	(9,923)	-1.3%
Provision for income taxes	1,991	0.8%	2,137	1.0%	1,046	0.1%	62,665	8.4%
Other (gains) and losses, net	501	0.2%	367	0.2%	(453)	0.0%	(146,330)	-19.6%
Gain on extinguishment of debt	(19,862)	-7.9%	—	0.0%	(19,862)	-2.1%	—	0.0%
Loss (income) from unconsolidated companies	453	0.2%	47	0.0%	746	0.1%	(964)	-0.1%
Unrealized gain on derivatives	—	0.0%	—	0.0%	—	0.0%	(3,121)	-0.4%
Unrealized gain on Viacom stock and CBS stock	—	0.0%	—	0.0%	—	0.0%	(6,358)	-0.9%
Interest expense, net	15,918	6.4%	2,556	1.2%	51,380	5.5%	35,302	4.7%

Operating income (1)	8,416	3.4%	10,626	5.1%	37,466	4.0%	43,182	5.8%
Depreciation & amortization	29,946	11.9%	19,562	9.4%	109,774	11.8%	77,349	10.3%

Adjusted EBITDA	38,362	15.3%	30,188	14.4%	147,240	15.8%	120,531	16.1%
Pre-opening costs	—	0.0%	7,417	3.5%	19,190	2.1%	17,518	2.3%
Impairment charges	7,233	2.9%	—	0.0%	19,264	2.1%	—	0.0%
Other non-cash expenses	1,530	0.6%	1,557	0.7%	6,120	0.7%	6,213	0.8%
Stock option expense	1,655	0.7%	1,361	0.7%	6,604	0.7%	5,431	0.7%
Other gains and (losses), net (2)	(501)	-0.2%	(367)	-0.2%	453	0.0%	146,330	19.6%
Gain on termination of interest rate swap	—	0.0%	—	0.0%	(1,276)	-0.1%	—	0.0%
Gain on sale of investment in Bass Pro	—	0.0%	—	0.0%	—	0.0%	(140,313)	-18.8%
Losses and (gains) on sales of assets	159	0.1%	378	0.2%	416	0.0%	(4,184)	-0.6%

CCF	$48,438	19.3%	$40,534	19.4%	$198,011	21.3%	$151,526	20.3%

Hospitality segment
Revenue	$232,940	100.0%	$188,351	100.0%	$848,332	100.0%	$669,743	100.0%
Operating income (1)	27,162	11.7%	25,838	13.7%	103,139	12.2%	92,608	13.8%
Depreciation & amortization	26,500	11.4%	16,364	8.7%	97,229	11.5%	65,369	9.8%
Pre-opening costs	—	0.0%	7,417	3.9%	19,190	2.3%	17,518	2.6%
Impairment charges	2,499	1.1%	—	0.0%	2,499	0.3%	—	0.0%
Other non-cash expenses	1,530	0.7%	1,557	0.8%	6,120	0.7%	6,213	0.9%
Stock option expense	498	0.2%	381	0.2%	1,990	0.2%	1,552	0.2%
Other losses, net	(224)	-0.1%	(240)	-0.1%	(322)	0.0%	(236)	0.0%
Losses on sales of assets	52	0.0%	240	0.1%	85	0.0%	240	0.0%

CCF	$58,017	24.9%	$51,557	27.4%	$229,930	27.1%	$183,264	27.4%

Hospitality segment (Same Store)
Revenue	$181,258	100.0%			$679,108	100.0%
Operating income (1)	27,043	14.9%			113,547	16.7%
Depreciation & amortization	18,290	10.1%			72,464	10.7%
Pre-opening costs	—	0.0%			702	0.1%
Impairment charges	2,499	1.4%			2,499	0.4%
Other non-cash expenses	1,530	0.8%			6,120	0.9%
Stock option expense	428	0.2%			1,686	0.2%
Other losses, net	(219)	-0.1%			(317)	0.0%
Losses on sales of assets	47	0.0%			80	0.0%

CCF	$49,618	27.4%			$196,781	29.0%

Gaylord National
Revenue	$51,682	100.0%			$169,224	100.0%
Operating income(loss)	119	0.2%			(10,408)	-6.2%
Depreciation & amortization	8,210	15.9%			24,765	14.6%
Pre-opening costs	—	0.0%			18,488	10.9%
Stock option expense	70	0.1%			304	0.2%
Other losses, net	(5)	0.0%			(5)	0.0%
Losses on sales of assets	5	0.0%			5	0.0%

CCF	$8,399	16.3%			$33,149	19.6%

Opry and Attractions segment
Revenue	$17,665	100.0%	$20,661	100.0%	$82,125	100.0%	$77,769	100.0%
Operating income	503	2.8%	1,462	7.1%	5,641	6.9%	6,600	8.5%
Depreciation & amortization	1,165	6.6%	1,320	6.4%	4,894	6.0%	5,500	7.1%
Stock option expense	81	0.5%	76	0.4%	302	0.4%	307	0.4%
Other losses, net	(71)	-0.4%	(39)	-0.2%	(90)	-0.1%	(27)	0.0%
Losses on sales of assets	71	0.4%	39	0.2%	90	0.1%	39	0.1%

CCF	$1,749	9.9%	$2,858	13.8%	$10,837	13.2%	$12,419	16.0%

Corporate and Other segment
Revenue	$27		$52		$412		$211
Operating loss	(19,249)		(16,674)		(71,314)		(56,026)
Depreciation & amortization	2,281		1,878		7,651		6,480
Impairment charges	4,734		—		16,765		—
Stock option expense	1,076		904		4,312		3,572
Other gains and (losses), net (2)	(206)		(88)		865		146,593
Gain on termination of interest rate swap	—		—		(1,276)		—
Gain on sale of investment in Bass Pro	—		—		—		(140,313)
Losses (gains) on sales of assets	36		99		241		(4,463)

CCF	$(11,328)		$(13,881)		$(42,756)		$(44,157)

(1)	Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the twelve months ended December 31, 2007.

(2)	Includes a non-recurring $1,276 gain related to the termination of certain interest rate swaps for the twelve months ended December 31, 2008. Includes a non-recurring $140,313 gain related to the sale of Company’s investment in Bass Pro Group, LLC and a non-recurring $4,437 gain related to the sale of corporate assets for the twelve months ended December 31, 2007.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2008	2007	2008	2007
HOSPITALITY OPERATING METRICS:

Gaylord Hospitality Segment (1) (2)
Occupancy	68.3%	77.7%	72.1%	77.7%
Average daily rate (ADR)	$173.30	$165.72	$171.47	$160.94
RevPAR	$118.39	$128.75	$123.70	$125.13
OtherPAR	$194.55	$214.59	$182.08	$182.36
Total RevPAR	$312.94	$343.34	$305.78	$307.49

Revenue	$232,940	$188,351	$848,332	$669,743
CCF (3)	$58,017	$51,557	$229,930	$183,264
CCF Margin	24.9%	27.4%	27.1%	27.4%

Gaylord Opryland (1)
Occupancy	76.6%	83.1%	75.9%	80.2%
Average daily rate (ADR)	$163.95	$162.69	$157.30	$151.50
RevPAR	$125.61	$135.16	$119.32	$121.57
OtherPAR	$200.51	$210.34	$163.58	$163.65
Total RevPAR	$326.12	$345.50	$282.90	$285.22

Revenue	$86,380	$87,185	$296,666	$286,021
CCF (3)	$23,992	$23,600	$84,722	$71,927
CCF Margin	27.8%	27.1%	28.6%	25.1%

Gaylord Palms
Occupancy	72.2%	73.7%	77.2%	77.1%
Average daily rate (ADR)	$166.31	$175.43	$178.42	$180.52
RevPAR	$120.05	$129.35	$137.71	$139.18
OtherPAR	$210.38	$230.10	$213.04	$215.12
Total RevPAR	$330.43	$359.45	$350.75	$354.30

Revenue	$43,011	$46,496	$180,777	$181,826
CCF	$10,838	$11,802	$52,592	$52,820
CCF Margin	25.2%	25.4%	29.1%	29.0%

Gaylord Texan
Occupancy	66.8%	72.1%	72.0%	74.9%
Average daily rate (ADR)	$179.55	$176.79	$178.88	$172.92
RevPAR	$119.87	$127.50	$128.77	$129.55
OtherPAR	$236.79	$248.10	$219.69	$219.99
Total RevPAR	$356.66	$375.60	$348.46	$349.54

Revenue	$49,579	$52,212	$192,706	$192,777
CCF	$13,568	$14,990	$56,384	$55,528
CCF Margin	27.4%	28.7%	29.3%	28.8%

Gaylord National (2)
Occupancy	54.3%	n/a	61.6%	n/a
Average daily rate (ADR)	$206.55	n/a	$202.72	n/a
RevPAR	$112.11	n/a	$124.84	n/a
OtherPAR	$169.33	n/a	$184.25	n/a
Total RevPAR	$281.44	n/a	$309.09	n/a

Revenue	$51,682	n/a	$169,224	n/a
CCF	$8,399	n/a	$33,149	n/a
CCF Margin	16.3%	n/a	19.6%	n/a

Nashville Radisson and Other (4)
Occupancy	71.7%	75.1%	66.4%	72.2%
Average daily rate (ADR)	$103.25	$98.88	$103.19	$97.08
RevPAR	$74.04	$74.23	$68.54	$70.09
OtherPAR	$14.58	$13.90	$14.43	$12.22
Total RevPAR	$88.62	$88.13	$82.97	$82.31

Revenue	$2,288	$2,458	$8,959	$9,119
CCF	$1,220	$1,165	$3,083	$2,989
CCF Margin	53.3%	47.4%	34.4%	32.8%

Gaylord Hospitality Segment “Same Store” (excludes Gaylord National for Three Months and Twelve Months Ended December 31) (1)
Occupancy	72.9%	77.7%	74.7%	77.7%
Average daily rate (ADR)	$165.20	$165.72	$165.14	$160.94
RevPAR	$120.45	$128.75	$123.42	$125.13
OtherPAR	$202.81	$214.59	$181.55	$182.36
Total RevPAR	$323.26	$343.34	$304.97	$307.49

Revenue	$181,258	$188,351	$679,108	$669,743
CCF (3)	$49,618	$51,557	$196,781	$183,264
CCF Margin	27.4%	27.4%	29.0%	27.4%

(1)	Excludes 12,712 room nights that were taken out of service during the three months ended December 31, 2007, and 5,171 and 48,752 room nights that were taken out of service during the twelve months ended December 31, 2008 and 2007, respectively, as a result of the rooms renovation program at Gaylord Opryland.

(2)	Excludes 1,408 room nights that were not in service during the twelve months ended December 31, 2008 as these rooms were not released from construction at the opening of Gaylord National.

(3)	Includes a non-recurring $2,862 charge to terminate a tenant lease related to certain food and beverage space at Gaylord Opryland for the twelve months ended December 31, 2007.

(4)	Includes other hospitality revenue and expense.

Gaylord Entertainment Company and Subsidiaries
Reconciliation of Forward-Looking Statements
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	GUIDANCE RANGE
	FULL YEAR 2009
	Low	High
Hospitality Segment (same store)
Estimated Operating Income/(Loss)	$87,500	$94,750
Estimated Depreciation & Amortization	65,000	67,000

Estimated Adjusted EBITDA	$152,500	$161,750
Estimated Pre-Opening Costs	0	0
Estimated Non-Cash Lease Expense	5,900	6,100
Estimated Stock Option Expense	1,600	2,000
Estimated Gains/(Losses), Net	0	150

Estimated CCF	$160,000	$170,000

Gaylord National
Estimated Operating Income/(Loss)	$28,700	$36,550
Estimated Depreciation & Amortization	31,000	33,000

Estimated Adjusted EBITDA	$59,700	$69,550
Estimated Pre-Opening Costs	0	0
Estimated Stock Option Expense	300	350
Estimated Gains/(Losses), Net	0	100

Estimated CCF	$60,000	$70,000

Opry and Attractions segment
Estimated Operating Income/(Loss)	$7,000	$7,700
Estimated Depreciation & Amortization	4,700	4,800

Estimated Adjusted EBITDA	$11,700	$12,500
Estimated Stock Option Expense	300	450
Estimated Gains/(Losses), Net	0	50

Estimated CCF	$12,000	$13,000

Corporate and Other segment
Estimated Operating Income/(Loss)	$(58,000)	$(53,200)
Estimated Depreciation & Amortization	9,600	9,000

Estimated Adjusted EBITDA	$(48,400)	$(44,200)
Estimated Stock Option Expense	4,400	4,000
Estimated Gains/(Losses), Net	0	200

Estimated CCF	$(44,000)	$(40,000)

Investor Relations Contacts:	Media Contacts:
David Kloeppel, President and CFO	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
(615) 316-6101	(615) 316-6302
dkloeppel@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Mark Fioravanti, Senior Vice President of Finance and Treasurer	Josh Hochberg
Gaylord Entertainment	Sloane & Company
615-316-6588	(212) 446-1892
mfioravanti@gaylordentertainment.com	jhochberg@sloanepr.com